Exhibit 99.2

For Immediate Release

Investor Contact:	Media Contact:
Ina McGuinness	Kathleen Rinehart
Vice President, Corporate	Director, Public Relations
Communications & Investor Relations	650.238.1512
650.624.4949	kathleen.rinehart@tercica.com
ina.mcguinness@tercica.com

TERCICA ADDRESSES CITIZEN PETITION FILED BY INSMED

—Company Refutes Competitor’s Assertions—

Brisbane, Calif. – August 17, 2005 – Tercica, Inc. (Nasdaq: TRCA) today addressed Insmed Incorporated’s citizen petition seeking to have the U.S. Food & Drug Administration deny approval of Tercica’s New Drug Application for Increlex™. The company stated that during the two-year planning process preceding the company’s submission of its NDA to the FDA, it had numerous communications with the FDA, and had been aware of the main topics raised in Insmed’s petition. The company also stated that Insmed’s petition contained inaccurate statements and incorrect assumptions and opinions.

“The main topics raised in Insmed’s petition are not new or surprising to us. We considered them long before we submitted the NDA,” said John A. Scarlett, M.D., President and Chief Executive Officer of Tercica. “This petition is Insmed’s attempt to delay our PDUFA date, and thus, is an abuse of the FDA’s citizen petition process. Insmed could have filed their petition months or even years ago, because we believe they have known about these topics for a long time. Instead, they purposely waited until two and a half weeks before our PDUFA date, hoping to slow the FDA’s approval process.

We remain very confident in the quality of the investigators and data contained in our NDA, in the thoughtful manner in which the FDA has interacted with us during the last several years, and in the ultimate safety and efficacy profile of Increlex when it is used to treat patients with severe Primary IGF-1 deficiency,” said Dr. Scarlett.

A copy of the Citizen Petition filed by Insmed Incorporated is posted to the Tercica web site and can be accessed at http://investor.tercica.com/.

About Increlex™

Increlex™ (mecasermin [rDNA origin] injection) is being developed for the long-term treatment of growth failure in children with severe primary insulin-like growth factor-1 (IGF-1) deficiency (Primary IGFD). IGF-1 is the direct mediator of statural growth and must be present in order for children’s bones, cartilage, and organs to grow normally. Primary IGFD is a growth hormone-resistant state characterized by abnormally deficient serum IGF-1 in the presence of normal or elevated endogenous growth hormone levels.

About Tercica

Tercica, Inc. is a biopharmaceutical company focused on the development and commercialization of products to improve endocrine health. The Company’s first product candidate, Increlex™ is being developed for the treatment of short stature and associated metabolic disorders. For further information on Tercica, please visit www.tercica.com.

Safe Harbor Statement

Except for the historical statements contained herein, this press release contains forward-looking statements that are subject to risks and uncertainties, including the statement about the ultimate safety and efficacy profile of Increlex. There are important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include without limitation: (1) those risks and uncertainties disclosed from time to time in reports filed by Tercica with the SEC, most recently Tercica’s Form 10-Q filed on May 16, 2005; and (2) that the FDA may not conclude that the safety and efficacy profile of Incelex supports a marketing approval for Tercica’s NDA, and if this were to occur, Tercica would not be able to market or sell its product. These statements are based on information as of August 17, 2005, and the Company assumes no obligation to update any forward-looking statement.

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